Exhibit 99
Press Release
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                         SMITHFIELD FOODS PRESS RELEASE

FOR IMMEDIATE RELEASE
                                                   For more information:
                                                       Michael B. Miller
                                                            212-758-8568

                 SMITHFIELD FOODS REACHES AGREEMENT IN PRINCIPLE
                         TO ACQUIRE MURPHY FAMILY FARMS


      Smithfield, Virginia, September 2, 1999 - Smithfield Foods, Inc. (NASDAQ:SFDS) today announced that it has reached an agreement in principle to acquire all of the capital stock of the corporate entities known as Murphy Farms, Inc. and its affiliated companies (collectively "Murphy Family Farms") for approximately 10 million shares of Smithfield Foods, Inc. common stock, and the assumption of approximately $170 million of term debt and other liabilities. It is expected that this transaction will be effective January 1, 2000.

      Murphy Family Farms is the second largest hog production company in the United States and is headquartered in Rose Hill, North Carolina. Murphy Family Farms has approximately 325 thousand sows producing approximately 5.5 million market hogs annually.

      Smithfield Foods, Inc., through its two subsidiaries Carroll's Foods, Inc. and Brown's of Carolina, Inc., is the nation's largest hog producer and raises hogs in North Carolina, South Carolina, Colorado, Virginia, and Utah. Carroll's also produces hogs in Brazil and Mexico. This acquisition will roughly double Smithfield Foods hog production capacity and increase the Company's level of domestic vertical integration to approximately 60%.

       "Murphy Family Farms has been a long-term supplier of quality hogs to Smithfield Foods and we will be delighted to have them join the Smithfield family of companies" said Joseph W. Luter, III, Chairman and Chief Executive Officer of Smithfield Foods. He also stated that "While this transaction will temporarily take us above our stated goal of 30 to 40% vertical integration, it was too good an opportunity to let pass given the value of the assets and the current political and environmental barriers to further internal expansion. We expect the industry to continue consolidating and Smithfield Foods will continue to lead that consolidation."
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      "Although hog prices are currently depressed, we expect this acquisition to be substantially accretive and enhance shareholder value on a long term basis. Going forward, Murphy Family Farms will be conducted as a separate operating unit of Smithfield Foods joining Brown's of Carolina (86% company owned) and the recently acquired Carroll's Foods as part of the Company's Hog Production Group."

      The acquisition is subject to, among other things, the successful negotiation of a definitive acquisition agreement, the satisfactory completion of an ongoing due diligence investigation of Murphy Family Farms by the Company, approval by the Company's Board of Directors and Shareholders and any applicable regulatory filings and approvals by governmental agencies.

      Smithfield Foods is the largest hog producer and pork processor in the world. The Company's brands include Smithfield Lean Generation Pork, Smithfield Premium, Gwaltney, John Morrell, Patrick Cudahy, Schneiders, Krakus, Lykes, Esskay, Kretschmar, Valleydale, Jamestown, Dinner Bell, ReaLean, Patrick's Pride, Great, Tobin's First Prize, Peyton's, Curly's, Ember Farms and others.

      This news release may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. The risks include availability and prices of live hogs, raw materials and supplies, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital and actions of domestic and foreign governments.